Exhibit 99.10

Consent of Director Nominee

CureVac B.V. is filing a Registration Statement on Form F-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the initial public offering of its common shares. In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the management board of CureVac B.V. in the Registration Statement, as may be amended from time to time. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

/s/ Mariola Fotin-Mleczek
Name: Mariola Fotin-Mleczek
Date: July 24, 2020